Exhibit 4.5

EXECUTION VERSION

Private and Confidential

INTERXION HOLDING N.V.

a public limited liability company (naamloze vennootschap), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its address at Tupolevlaan 24, 1119 NX Schiphol-Rijk, The Netherlands, registered with the Trade Register of the Chamber of Commerce under registration number 33301892 (the “Company”)

To:	BARCLAYS BANK PLC (the “Agent”)
Address:	1 Churchill Place, London E14 5HP
Attention:	Head of European Loan Agency

Dated:	18 July 2017

Dear Sirs

We refer to the EUR 100,000,000 senior multicurrency revolving facility agreement dated 17 June 2013 (as amended and/or restated from time to time) between, among others, the Company, ABN Amro Bank N.V., Barclays Bank PLC, Citigroup Global Markets Limited, Credit Suisse AG, London Branch and Banc of America Securities Limited as Arrangers and the Agent (the “Facility Agreement”).

Unless otherwise defined in this letter or the context otherwise requires, words and phrases defined in the Amended Facility Agreement (as defined below) shall bear the same meaning in this letter.

The Company and the Agent designate this letter as a Finance Document.

1.	BACKGROUND

The Company, on its own behalf and on behalf of the other Obligors pursuant to Clause 2.4 (Obligors’ Agent) of the Facility Agreement, is seeking the agreement of all of the Lenders to a certain consent and amendment pursuant to Clause 38.2(a)(ii) (Exceptions) of the Facility Agreement as set out in paragraph 3 (Requested Consent) below.

The board of directors of the Company approved the Consent (as defined below) on or about 17 July 2017.

2.	ADDITIONAL DEFINITIONS

In this letter:

“Amended Facility Agreement” means the Facility Agreement as amended by this letter from the Effective Date.

“Effective Date” means the date on which the Consent becomes effective, being the date on which the Agent confirms to the Company (by countersigning this letter) that the consent of all of the Lenders to the Consent has been obtained.

“Consent” means the consent requested in paragraph 3 (Requested Consent) below.

“Consent Fee” has the meaning given to such term in paragraph 4.2 (Consent Fee) below.

“Consent Time” means 5.00 pm (London time) on 31 July 2017 (or such later date and time as the Company may specify by notice in writing to the Agent or may agree with the Agent (acting reasonably)).

“Consenting Lender” means each Lender which has provided its irrevocable and unconditional consent to the Consent to the Agent prior to the Consent Time.

3.	REQUESTED CONSENT

(a)	We are writing to you in your capacity as Agent for your consideration and, if thought fit, agreement by all of the Lenders by the Consent Time to their approval to deleting the definition of “Termination Date” in its entirety and replacing it with the following:

““Termination Date” means 31 December 2018.”.

4.	CONSENT TIME AND CONSENT FEE

4.1	CONSENT TIME

To allow for a timely completion of this process we request that the approval of the Consent is provided to the Agent by the Consent Time.

4.2	CONSENT FEE

(a)	In consideration for the Consent, the Company shall, within 10 Business Days after the Effective Date, pay a one off fee in an amount equal to EUR 80,000 in aggregate (the “Consent Fee”) to the Agent (for the account of each Consenting Lender (that is not a Defaulting Lender) in proportion to such Consenting Lender’s respective Commitments at the Consent Time).

(b)	The Consent Fee shall only be payable if the Effective Date occurs on or prior to the Consent Time.

5.	MISCELLANEOUS

(a)	From the Effective Date, except as amended by the terms of this letter, the Facility Agreement will remain in full force and effect and any reference in the Amended Facility Agreement or any other Finance Document to the Facility Agreement or to any provision of the Facility Agreement will be construed as a reference to the Amended Facility Agreement, or that provision in the Amended Facility Agreement.

(b)	From, and including, the Effective Date, the guarantees and indemnities set out in Clause 19 (Guarantee and Indemnity) of the Amended Facility Agreement shall continue to apply in full force and effect with respect to the obligations of each Obligor under the Finance Documents subject only to Clauses 19.11 (Dutch Guarantee Limitation), 19.12 (French Guarantee Limitation), 19.13 (German Guarantee Limitation), 19.14 (Spanish Guarantee Limitation), 19.15 (Republic of Ireland Guarantee Limitation), 19.16 (Belgian Guarantee Limitation), 19.17 (Danish Guarantee Limitation) and 19.18 (Limitation) of the Amended Facility Agreement or otherwise in an Accession Letter.

(c)	With effect from (and including) the Effective Date, the liabilities and obligations arising under the Amended Facility Agreement and the Finance Documents shall form part of (but do not limit) the “Secured Obligations” or “Secured Liabilities”, as the case may be, as defined in the applicable Transaction Security Document to which each Obligor is a party.

(d)	The Transaction Security Documents shall continue in full force and effect and, subject to any limitations specified in such Transaction Security Documents, extend to the liabilities and obligations of the relevant Obligor under the Amended Facility Agreement and the other Finance Documents.

(e)	The amendment of the Facility Agreement pursuant to this letter shall not constitute a novation of the Facility Agreement and the transaction contemplated in this letter and the Amended Facility Agreement does not constitute or howsoever entail a novation of any other Finance Document or any obligation thereunder.

(f)	In consideration for the Consent, the Company shall make the Repeating Representations on the Effective Date by reference to the facts and circumstances existing on that date.

(g)	By providing its approval of the Consent, each Consenting Lender irrevocably authorises the Agent to execute this letter.

(h)	Save as expressly provided herein, nothing in this letter shall be construed as a release, waiver or amendment of any provision of any Finance Document and the Company confirms on behalf of itself and each Obligor that each other Finance Document remains and shall continue in full force and effect.

(i)	The consent of a Lender (a “Transferring Consenting Lender”) to the Consent will bind any Lender that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Consenting Lender’s rights, obligations and Commitments (a “New Consenting Lender”) after the date on which that Transferring Consenting Lender notifies the Agent in writing of its approval to the Consent, and by providing its approval of the Consent each Transferring Consenting Lender also agrees to procure that any such assignment or transfer is completed on this basis. Such consent and agreement provided by the relevant Transferring Consenting Lender above will remain valid and binding on the New Consenting Lender to the extent of the New Consenting Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Consenting Lender did prior to the assignment or transfer.

(j)	The Consent shall apply only to the matters specifically referred to in this letter and are given in reliance upon any written factual information supplied by us to you being true and accurate in all material respects as at the date it was provided and not being misleading in any material respect. Such Consent shall be without prejudice to any rights which the Finance Parties may now or hereafter have (i) in relation to any other circumstances or matters not specifically referred to herein (whether subsisting at the date hereof or otherwise); or (ii) in relation to any such factual written information being untrue or inaccurate in any material respects that would result in the request being misleading in any material respect, which right shall remain in full force and effect.

(k)	Pursuant to Clause 18.2 (Amendment costs) of the Facility Agreement, the Company shall (or shall procure that an Obligor will), within three Business Days of demand, reimburse (or procure reimbursement of) the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with this Letter.

(l)	By reference to the facts and circumstances existing at the date of this letter, no Default or Event of Default has occurred or is continuing.

(m)	This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

(n)	A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

(o)	This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law and the provisions of Clause 41 (Enforcement) of the Facility Agreement shall apply, mutatis mutandis, save that references to “this Agreement” shall be construed as references to this letter.

Thank you in advance for your consideration of the above requests.

We request that you please seek approval for the Consent.

[The rest of this page is deliberately left blank]

Yours faithfully,

INTERXION HOLDING N.V.
(the Company and acting as Obligors’ Agent)

Signature:	/s/ David C. Ruberg
Name:	David C. Ruberg
Position:	CEO

[Signature page to SSRCF Consent Request Letter]

By its countersignature of this letter, the Agent confirms that the consent from all of the Lenders to the Consent has been obtained and, from the date of such countersignature, the Consent shall enter into effect.

BARCLAYS BANK PLC
(acting as Agent)
Signature:
Name:
Position:

Date:	31 July 2017

[Signature page to SSRCF Consent Request Letter]